Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Jen Schultz 314-253-5923
Spectrum Brands Holdings Reports Fiscal 2026 First Quarter Results
•First Quarter Net Sales Decreased 3.3% and Organic Net Sales Decreased 6.0%
•First Quarter Net Income From Continuing Operations of $29.4 Million and Adjusted EBITDA of $62.6 Million
•First Quarter Operating Cash Flow From Continuing Operations of $67.7 Million and Adjusted Free Cash Flow of $59.7 Million
•Repurchased 0.6 Million Shares in Q1 for $36 Million; New $300 Million Share Repurchase Authorization Approved
•Ended First Quarter with Net Debt Leverage of 1.65x Adjusted EBITDA
•Reiterating Fiscal 2026 Framework, Continue to Expect Net Sales to be Flat to Up Low Single Digits, Low Single Digit Growth in Adjusted EBITDA, and Approximately 50% Conversion of Adjusted EBITDA to Adjusted Free Cash Flow

Middleton, WI, February 5, 2026 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the first quarter of fiscal 2026 ended December 28, 2025.
"We are pleased with our results this quarter, particularly that our most profitable and largest Adjusted EBITDA contributing business, Global Pet Care, returned to growth. Our Net Sales and Adjusted EBITDA exceeded expectations despite the ongoing macroeconomic challenges that continue to impact overall consumer demand. These results reinforce the effectiveness of our strategic initiatives and validate our belief that the difficult, but necessary, steps we implemented in fiscal 2025 were indeed the right course of action. Looking forward, we will continue to remain disciplined in the execution of our strategy, understanding that significant work still lies ahead,” said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.
Mr. Maura continued, "we remain confident that Global Pet Care and Home & Garden will return to growth this fiscal year while we continue to improve the fundamentals of our Home & Personal Care business, and deliver improved profitability across all three businesses. We are reiterating our earnings framework of flat to low single digit revenue growth and low single digit adjusted EBITDA growth in fiscal 26."
Mr. Maura concluded, "We continue to believe our strong balance sheet, positive cash flow, and low leverage are a competitive advantage in an evolving M&A landscape, and that we are uniquely positioned to act as the M&A partner of choice for high-quality, synergistic assets in our sector. We believe that we can accelerate long-term growth through strategic M&A while remaining diligent and disciplined in our evaluation of these opportunities.”

Fiscal 2026 First Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	December 28, 2025	December 29, 2024	Variance
Net sales	$677.0	$700.2	$(23.2)	(3.3)%
Gross profit	241.6	257.8	(16.2)	(6.3)%
Gross profit margin	35.7%	36.8%	(110)	bps
Operating income	27.1	44.7	(17.6)	(39.4)%
Net income from continuing operations	29.4	24.6	4.8	19.5%
Net income from continuing operations margin	4.3%	3.5%	80	bps
Diluted earnings per share from continuing operations	$1.25	$0.87	$0.38	43.7%
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$62.6	$77.8	(15.2)	(19.5)%
Adjusted EBITDA margin	9.2%	11.1%	(190)	bps
Adjusted EPS from continuing operations	$1.40	$1.02	$0.38	37.3%
•Net sales decreased 3.3% with a decrease in organic net sales of 6.0%, which excludes the impact of $18.5 million of favorable foreign exchange rates. The net sales decline was primarily due to continued category demand softness and the impact of an accelerated seasonal inventory build by some Home and Garden customers in the prior year. This was partially offset by our Global Pet Care business returning to growth with our key Companion Animal brands outperforming the market while also benefiting from a softer prior-year comparison
•Gross profit and margin decreased from lower volume, higher trade spend, and higher tariff cost, partially offset by pricing, cost improvement actions, operational efficiencies and favorable foreign exchange.
•Operating income decreased due to the decline in gross profit.
•Net income from continuing operations and diluted earnings per share increased driven by lower taxes from a one-time tax benefit and lower share count partially offset by lower operating income.
•Adjusted EBITDA decreased 19.5% and adjusted EBITDA margin decreased 190 basis points driven by lower volume and reduced gross margins, primarily due to tariff related disruptions.
•Adjusted diluted EPS increased to $1.40 due to lower income tax and a reduction in outstanding shares, partially offset by lower adjusted EBITDA.

Fiscal 2026 First Quarter Segment Level Data
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	December 28, 2025	December 29, 2024	Variance
Net sales	$281.6	$260.0	$21.6	8.3%
Adjusted EBITDA	49.0	51.5	(2.5)	(4.9)%
Adjusted EBITDA margin	17.4%	19.8%	(240)	bps
Net sales increased 8.3%. Excluding favorable foreign currency impacts, organic net sales increased 5.8%. Sales in Companion Animal increased high single digits while sales in Aquatics increased low double digits. North American net sales in both categories were favorably impacted by a strategic shift of orders by retailers in the prior fiscal year. Excluding the favorable impact of foreign currency, organic net sales in the EMEA Companion Animal category declined. This decrease was primarily due to the timing of orders in Dog and Cat Food, which was affected by a new product launch in the prior fiscal year. This was partially offset by the continued strength of the GoodBoy brand. Aquatics organic net sales increased in EMEA driven by Tetra brand strength and a softer prior year comparison.
Adjusted EBITDA of $49.0 million decreased from $51.5 million in the prior year, and adjusted EBITDA margins were 17.4% compared to 19.8% in the prior year. The decline in adjusted EBITDA is due to higher tariff cost, inflation, and additional trade and investment spend partially offset by higher sales volume, pricing and cost improvement actions.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	December 28, 2025	December 29, 2024	Variance
Net sales	$73.9	$92.1	$(18.2)	(19.8)%
Adjusted EBITDA	4.5	9.3	(4.8)	(51.6)%
Adjusted EBITDA margin	6.1%	10.1%	(400)	bps
Net sales decreased 19.8% and organic net sales decreased 19.8% due to an accelerated seasonal inventory build by certain retailers in the prior year, impacting all pest control categories.
Adjusted EBITDA of $4.5 million decreased from $9.3 million in the prior year, and adjusted EBITDA margins of 6.1% compared to 10.1% in the prior year primarily due to lower sales volume partially offset by productivity improvements and operational efficiencies.

Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	December 28, 2025	December 29, 2024	Variance
Net sales	$321.5	$348.1	$(26.6)	(7.6)%
Adjusted EBITDA	20.7	26.7	(6.0)	(22.5)%
Adjusted EBITDA margin	6.4%	7.7%	(130)	bps
Net sales decreased 7.6%. Excluding favorable foreign currency impacts, organic net sales decreased 11.1%. Net sales in Personal Care were down mid single digits and net sales in Home Appliances were down high single digits. Excluding the favorable impact of foreign currency, organic net sales in EMEA declined across both Home Appliances and Personal Care with continued category demand softness. EMEA sales were also impacted by higher retailer inventory levels at a key retailer. LATAM organic net sales increased high teens, with growth in both categories. North American net sales percent declined in the mid teens, primarily driven by lower volumes in both categories in light of increased product cost from higher tariffs.
Adjusted EBITDA was $20.7 million compared to $26.7 million in the prior year, and adjusted EBITDA margins declined to 6.4% compared to 7.7% last year, driven by lower volumes and higher tariff costs partially offset by pricing, reduced investment spend, cost improvement initiatives, and favorable foreign exchange.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $126.6 million and total liquidity of $618.8 million, including undrawn capacity on its cash flow revolver of $492.2 million. The Company also had $578.9 million of debt outstanding, with no outstanding borrowings on the revolver, senior unsecured notes of $496.1 million and finance leases of $82.8 million. The Company ended the quarter with net debt of $452.3 million.
Fiscal 2026 Earnings Framework
The Company expects to deliver flat to low single digit growth in reported net sales in fiscal 2026. Fiscal 2026 adjusted EBITDA is expected to increase by low single digits. Adjusted free cash flow is expected to be approximately 50% of adjusted EBITDA.
The Company continues to target a long-term net leverage ratio of 2.0 - 2.5 times.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 5, 2026. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com. Participants may register here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.
A replay of the live broadcast will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.

About Spectrum Brands Holdings, Inc.
Spectrum Brands is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, we offer a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black + Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Our consolidated results contain non-GAAP metrics such as organic net sales, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow. While we believe organic net sales and adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.
Organic Net Sales - We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the current period net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
Adjusted EBITDA and Adjusted EBITDA Margin - Adjusted EBITDA and adjusted EBITDA margin are non-GAAP metrics used by management, which we believe are useful to investors to measure the operational strength and performance of our business. These metrics provide investors additional information about our operating profitability for certain non-cash items, non-routine items we do not expect to continue at the same level in the future, as well as other items not core to our continuing operations. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. They facilitate comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income from continuing operations. Adjusted EBITDA also excludes certain non-cash adjustments including share based compensation; impairment charges on property, plant and equipment, right of use lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired. Additionally, the Company will further recognize adjustments from adjusted EBITDA for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EBITDA margin is adjusted EBITDA as a percentage of reported net sales.
Adjusted EPS - Management uses adjusted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Adjusted EPS is calculated by excluding the effect of certain adjustments from diluted EPS, including non-cash adjustments including impairment charges on property, plant and equipment, operating and finance lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step-up in value on assets acquired. Additionally, the Company will further recognize adjustments from diluted EPS for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EPS is further impacted by the effect on the income tax provision from adjustments made to reported diluted EPS.
Adjusted Free Cash Flow - Management uses adjusted free cash flow as a means of analyzing the Company's operating results and evaluating cash flow generation from its revenue generating activities, excluding certain cash flow activity associated with strategic transactions and other costs and receipts attributable to non-recurring events. Management believes that adjusted free cash flow is a useful measure in understanding cash flow conversion associated with the Company's operations that is available for acquisitions and other investments, service of debt, dividends and share repurchases and meetings its working capital requirements. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business, as well as assisting investors in evaluating how well we are generating cash flow from operations, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our Board of Directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Free cash flow is calculated by excluding capital expenditures from cash flow provided (used) by operating activities and further adjusted for non-operating strategic transaction costs and other non-recurring or unusual cash flow activity that would otherwise be considered operating cash flow under US GAAP. Cash flow conversion is adjusted free cash flow as a percentage of adjusted EBITDA.
The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements
We have made or implied certain forward-looking statements in this document. Statements or expectations regarding our business and M&A strategy, earnings framework, future free cash flows, tariff impact and mitigation efforts, future operations and operating model, financial condition, estimated revenues, projected costs, inventory management, supply chain and supply chain relocation efforts, earnings power, project synergies, prospects, plans and strategic objectives of management, the geopolitical environment, and information concerning expected actions of third parties are forward-looking statements. Our statements also reflect our expectations regarding tariffs, which are based on currently known and effective tariffs, including tariffs placed by the United States ("U.S.") on other countries and tariffs announced by other countries on the U.S., and do not reflect tariffs that have been announced and delayed or other additional tariffs which could result in additional costs. When used in this report, the words future, anticipate, pro forma, seek, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Because these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation: (1) the economic, social and political conditions, civil unrest, terrorist attacks, acts of war, natural disasters or other public health concerns in the U.S. or the international markets that impact our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets or financial condition and results of operations, which may amplify the other risks and uncertainties we face; (2) the number of local, regional and global uncertainties could negatively impact our business; (3) the negative effect of the Russia-Ukraine war and the Israel-Hamas war and their impact on those regions and surrounding regions, including the Middle East and disruptions to international trade, supply chain and shipping routes and pricing, and on our operations and those operations of our customers, suppliers and other stakeholders; (4) our reliance on third-party partners, suppliers and distributors that are outside our control to achieve our business objectives; (5) the impact of government intervention with or influence on the operations of our suppliers, including in China; (6) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including changes in inventory and distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (7) the impact of our indebtedness and financial leverage position on our business, financial condition and results of operations; (8) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (9) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (10) the effects of interest rate fluctuations or general economic conditions, including the impact of, uncertainty around and changes to, tariffs and trade policies, including the tariffs and trade agreements announced by the Trump Administration in 2025 and that may be announced in the future, tariff mitigation efforts (including supply chain relocation efforts), inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (11) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (12) changes in foreign currency exchange rates that may impact our purchasing power, pricing and margin realization within international jurisdictions; (13) the loss of, significant reduction in, or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (14) competitive promotional activity or spending by competitors, or price reductions by competitors; (15) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands, including via private label manufacturers; (16) changes in consumer spending preferences, shopping trends, and demand for our products, particularly in light of economic stress; (17) our ability to develop and successfully introduce new products, protect intellectual property and avoid infringing the intellectual property of third parties; (18) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations) and cost savings; (19) the seasonal nature of sales of certain of our products; (20) the impact weather conditions may have on the sales of certain of our products; (21) our ability to respond to unusual weather activity, natural disasters and pandemics; (22) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (23) our ability to use social media platforms as effective marketing tools and to manage negative commentary regarding us, and the impact of rules governing the use of e-commerce and social media; (24) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (25) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (26) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (27) changes in accounting policies applicable to our business; (28) our discretion to adopt, conduct, suspend or discontinue any share repurchase program or conduct any debt repayments, redemptions, repurchases or refinancing transactions (including our discretion to conduct purchases or repurchases, if any, in a variety of manners including open-market purchases, privately negotiated transactions, tender offers, redemptions, or otherwise); (29) our ability to utilize net operating loss carry-forwards to offset tax liabilities; (30) our ability to separate the Company’s HPC business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (31) our ability to create a pure play consumer products company composed of our GPC and H&G businesses and to realize the expected benefits of such creation, and within the anticipated time period, or at all; (32) our ability to successfully implement and realize the benefits of acquisitions or dispositions and the impact of any such transactions on our financial performance; (33) the impact of actions taken by significant shareholders; (34) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (35) the other risk factors set forth in Spectrum Brands Holdings, Inc. 2025 Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and the other filings within the U.S. Securities and Exchange Commission (the "SEC").
Some of the above-mentioned factors are described in further detail in the sections entitled Risk Factors in our annual and quarterly reports (including this report), as applicable. You should assume the information appearing in this report is accurate only as of the date hereof, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended
(in millions, except per share amounts)	December 28, 2025	December 29, 2024
Net sales	$677.0	$700.2
Cost of goods sold	435.4	442.4
Gross profit	241.6	257.8
Selling, general & administrative	214.5	213.1
Operating income	27.1	44.7
Interest expense	6.8	6.2
Interest income	(0.6)	(2.6)
Other non-operating expense, net	0.4	4.7
Income from continuing operations before income taxes	20.5	36.4
Income tax (benefit) expense	(8.9)	11.8
Net income from continuing operations	29.4	24.6
Loss from discontinued operations, net of tax	(1.0)	(0.8)
Net income	28.4	23.8
Net income from continuing operations attributable to non-controlling interest	—	0.3
Net income attributable to controlling interest	$28.4	$23.5
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$29.4	$24.3
Loss from discontinued operations attributable to controlling interest, net of tax	(1.0)	(0.8)
Net income attributable to controlling interest	$28.4	$23.5
Earnings Per Share
Basic earnings per share from continuing operations	$1.25	$0.87
Basic earnings per share from discontinued operations	(0.04)	(0.03)
Basic earnings per share	$1.21	$0.84
Diluted earnings per share from continuing operations	$1.25	$0.87
Diluted earnings per share from discontinued operations	(0.04)	(0.03)
Diluted earnings per share	$1.21	$0.84
Weighted Average Shares Outstanding
Basic	23.4	27.9
Diluted	23.5	28.1

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Month Periods Ended
(in millions)	December 28, 2025	December 29, 2024
Cash flows from operating activities
Net cash provided (used) by operating activities from continuing operations	$67.7	$(71.9)
Net cash used by operating activities from discontinued operations	(0.3)	(0.5)
Net cash provided (used) by operating activities	67.4	(72.4)
Cash flows from investing activities
Purchases of property, plant and equipment	(8.1)	(5.9)
Cash flows from financing activities
Payment of debt and debt premium	(3.0)	(2.6)
Payment of debt issuance costs	—	(0.1)
Dividends paid to shareholders	(10.9)	(13.2)
Treasury stock purchases	(35.5)	(72.9)
Excise tax paid on net share repurchases	—	(4.1)
Share based award tax withholding payments, net of proceeds upon vesting	(8.2)	(4.4)
Net cash used by financing activities	(57.6)	(97.3)
Effect of exchange rate changes on cash and cash equivalents	1.2	(12.9)
Net change in cash, cash equivalents and restricted cash	2.9	(188.5)
Cash, cash equivalents, and restricted cash, beginning of period	127.2	370.5
Cash, cash equivalents, and restricted cash, end of period	$130.1	$182.0

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	December 28, 2025	September 30, 2025
Assets
Cash and cash equivalents	$126.6	$123.6
Trade receivables, net	517.0	521.7
Other receivables	57.5	50.9
Inventories	450.8	446.1
Prepaid expenses and other current assets	48.9	41.9
Total current assets	1,200.8	1,184.2
Property, plant and equipment, net	247.9	255.0
Operating lease assets	112.6	73.5
Deferred charges and other	65.1	62.5
Goodwill	867.5	866.8
Intangible assets, net	929.0	937.6
Total assets	$3,422.9	$3,379.6
Liabilities and Shareholders' Equity
Current portion of long-term debt	$11.9	$11.7
Accounts payable	334.0	283.7
Accrued wages and salaries	29.6	50.2
Accrued interest	3.1	4.5
Income tax payable	27.7	21.2
Short-term operating lease liabilities	19.9	31.8
Other current liabilities	116.0	120.1
Total current liabilities	542.2	523.2
Long-term debt, net of current portion	554.3	556.2
Long-term operating lease liabilities	111.5	54.5
Deferred income taxes	129.8	136.6
Uncertain tax benefit obligation	167.1	180.3
Other long-term liabilities	18.7	19.1
Total liabilities	1,523.6	1,469.9
Shareholders' equity	1,899.3	1,909.7
Total liabilities and shareholders' equity	$3,422.9	$3,379.6

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three month periods ended December 28, 2025 and December 29, 2024, respectively.

(in millions, except %)	Three Month Periods Ended
	December 28, 2025	December 29, 2024	Variance
GPC	$281.6	$260.0	$21.6	8.3%
H&G	73.9	92.1	(18.2)	(19.8)%
HPC	321.5	348.1	(26.6)	(7.6)%
Net Sales	$677.0	$700.2	(23.2)	(3.3)%

The following is a reconciliation of reported sales to organic sales for the three month period ended December 28, 2025 compared to reported net sales for the three month period ended December 29, 2024, respectively.

	December 28, 2025			Net Sales December 29, 2024
Three Month Periods Ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$281.6	$(6.4)	$275.2	$260.0	$15.2	5.8%
H&G	73.9	—	73.9	92.1	(18.2)	(19.8)%
HPC	321.5	(12.1)	309.4	348.1	(38.7)	(11.1)%
Total	$677.0	$(18.5)	$658.5	$700.2	(41.7)	(6.0)%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
The following is a reconciliation of reported net income from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three month periods ended December 28, 2025 and December 29, 2024, respectively.

	Three Month Periods Ended
(in millions, except %)	December 28, 2025	December 29, 2024
Net income from continuing operations	$29.4	$24.6
Income tax (benefit) expense	(8.9)	11.8
Interest expense	6.8	6.2
Depreciation	15.6	14.0
Amortization	10.2	10.5
Share based compensation	4.3	4.7
Non-cash impairment charges	0.5	—
Exit and disposal costs	1.1	0.5
Global ERP transformation[1]	2.4	2.5
Litigation costs[2]	0.9	0.8
Other[3]	0.3	2.2
Adjusted EBITDA	$62.6	$77.8
Net sales	$677.0	$700.2
Net income from continuing operations margin	4.3%	3.5%
Adjusted EBITDA margin	9.2%	11.1%
________________________________________
1    Costs attributable to a multi-year transformation project to upgrade and implement our enterprise-wide operating systems to SAP S/4 HANA on a global basis, including project management and professional services for planning, design, and business process review that do not qualify as software configuration and implementation costs recognized as capital expenditures or deferred costs under applicable accounting principles. The Company had recently extended the project to include its HPC segment and anticipates costs to be incurred through further deployments through calendar year 2026.
2    Litigation costs are associated with the Company's cost to facilitate various ongoing litigation matters associated with the Tristar Business acquisition in Fiscal 2023, previously disclosed in our 2025 Annual Report. Such costs are anticipated to be incurred until such litigation matters have been resolved.
3    Other is attributable to other project costs associated with previous strategic separation initiatives and distribution center transitions, plus certain non-recurring key executive severance costs in the prior year.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three month periods ended December 28, 2025 and December 29, 2024, respectively.

	Three Month Periods Ended
(per share amounts)	December 28, 2025	December 29, 2024
Diluted EPS from continuing operations	$1.25	$0.87
Adjustments:
Non-cash impairment charges	0.02	—
Exit and disposal costs	0.05	0.02
Global ERP transformation[1]	0.10	0.09
Litigation costs[2]	0.04	0.03
Other[3]	0.01	0.08
Pre-tax adjustments	0.22	0.22
Tax impact of adjustments[4]	(0.07)	(0.07)
Net adjustments	0.15	0.15
Diluted EPS from continuing operations, as adjusted	$1.40	$1.02
________________________________________
1    Costs attributable to a multi-year transformation project to upgrade and implement our enterprise-wide operating systems to SAP S/4 HANA on a global basis, including project management and professional services for planning, design, and business process review that do not qualify as software configuration and implementation costs recognized as capital expenditures or deferred costs under applicable accounting principles. The Company had recently extended the project to include its HPC segment and anticipates costs to be incurred through further deployments through calendar year 2026.
2    Litigation costs are associated with the Company's cost to facilitate various ongoing litigation matters associated with the Tristar Business acquisition in Fiscal 2023, previously disclosed in our 2025 Annual Report. Such costs are anticipated to be incurred until such litigation matters have been resolved.
3    Other is attributable to other project costs associated with previous strategic separation initiatives and distribution center transitions, plus certain non-recurring key executive severance costs in the prior year.
4    Income tax adjustment reflects the impact on the income tax provision from the adjustments to diluted EPS.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED FREE CASH FLOW
The following is a reconciliation of reported operating cash flow from continuing operations to adjusted free cash flow for the three month periods ended December 28, 2025 and December 29, 2024, respectively.

	Three Month Periods Ended
(in millions)	December 28, 2025	December 29, 2024
Net cash provided by operating activities from continuing operations	$67.7	$(71.9)
Purchases of property, plant and equipment	(8.1)	(5.9)
Free cash flow	59.6	(77.8)
Deal transaction costs[1]	—	4.5
Other[2]	0.1	(0.5)
Adjusted free cash flow	$59.7	$(73.8)
________________________________________
1    Incremental cash flow attributable to certain strategic transactions including previous separation initiatives.
2    Other is attributable to restricted cash balances which are considered a component of operating cash flow under US GAAP.